Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement (No. 333-213489) on Form S-1 and related prospectus of Aytu BioScience, Inc. (the “Company”) of our report dated September 1, 2016, with respect to the balance sheets of the Company as of June 30, 2016 and 2015 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement and prospectus.

/s/ EKS&H LLLP

Denver, Colorado

March 24, 2017